Exhibit 99.(p)(iii)

FROLEY, REVY INVESTMENT CO., INC.

CODE OF ETHICS

Effective Date: July 1, 2000

Revised:  September 24, 2004

I.              Preamble

This Code of Ethics is being adopted to effectuate the purposes and objectives of Section 204A, 204A-1, and Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), Rule 204-2 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the “Company Act”). Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers, including Froley, Revy Investment Co., Inc. (“FRIC”).  Rule 204A-1 requires an adviser to have a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws by all of the adviser’s employees, requires pre-clearance of access persons’ personal securities transactions including transactions in affiliated mutual funds, and requires reporting of access persons’ personal securities transactions., Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act makes it unlawful, among other things, for FRIC and its employees in connection with the purchase or sale by such person of a security held or to be acquired by FRIC for a client:

(1)         To employ any device, scheme or artifice to defraud any client or prospective clients;

(2)         To make any untrue statement of a material fact or omit to state to a client or prospective client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3)         To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

(4)         To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

Rule 17j-1 requires an adviser to an investment company to adopt a written code of ethics containing provisions reasonably necessary to prevent persons from violating the above standard and to prevent violations of its code of ethics. This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and to assure that FRIC’s clients’ interests are considered first.  This Code also establishes procedures reasonably necessary to prevent violations of this Code.

FRIC recognizes that the personal investment transactions of its employees, which include all officers, demand the application of a high code of ethics.  Consequently, FRIC requires that all transactions for employee accounts as defined herein be carried out in a manner that does not endanger the interest of any client or create any apparent or real conflict of interest between the employee and the client. At the same time, FRIC believes that if investment goals are similar for clients and FRIC employees, it is logical and even desirable that there be a common ownership of some securities.

Conflicts of interest might arise in several ways.  An example would be the purchase or sale of a security in an Employee Account in a manner that would compete with FRIC’s clients in their own purchase or sale of securities.

Therefore, it is FRIC’s policy to permit its employees and their families and accounts they control other than client accounts to own, for investment purposes, securities identical to those recommended to FRIC clients.  While recognizing this right to invest in securities, employees must be cognizant that they are bound, both ethically and legally, to avoid actions that might represent a conflict of interest with FRIC’s clients.

It is the desire of FRIC that the Code of Ethics be conscientiously followed and effectively enforced.  The prime responsibility for following it rests with each employee.  While FRIC will oversee compliance with the Code of Ethics, a conscientious and professional attitude on the part of each employee will ensure that FRIC fulfills the highest ethical standards.

II.            Standard of Business Conduct

Employees of FRIC are in a position of trust with respect to FRIC’s clients.  This position requires FRIC’s employees to act at all times with the utmost integrity. FRIC’s employees should perform their duties with complete propriety and should not take advantage of their position. The employee should use reasonable care and exercise independent professional judgment.  In any act in which an employee engages, the employee should consider the reputation of the firm, whether his conduct is not only legal, but also ethical, whether he is acting in the best interests of FRIC’s clients, and whether his act or omission to act is consistent with FRIC’s ideals of integrity, openness, honesty and trust.  The employee shall not engage in any professional conduct involving fraud, dishonesty, deceit or misrepresentation of a material fact.

A.            Compliance with applicable federal securities laws.

FRIC employees shall comply with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act, the Investment Company Act, and Sarbanes Oxley Act and the rules thereunder.  In summary, these laws and rules:

•      require registration of publicly traded securities,

•      place restrictions on the manner privately offered securities are offered and sold,

•      require registration of an investment company unless an exemption is available

•      mandate full disclosure of all material facts when offering or selling a security, advising a client or managing an investment company,

•      prohibit fraud in connection with the offer and sale of securities,

•      prohibit fraud on the securities markets,

•      require registration of investment companies and investment advisers unless an exemption is available, and

•      requires public companies to disclose additional information about material changes in their financial condition or operations, off-balance sheet transactions, contractual obligations and contingent liabilities,

•      restricts insider trading by public company employees during pension fund blackout periods, and

•      requires CEO’s and CFO’s of public companies to certify accuracy of reported financial information.

Because these laws contain numerous definitions and interpretations, it is extremely important that FRIC employees become knowledgeable of any provision that may affect their actions or omissions to act by asking questions of FRIC’s Chief Compliance Officer or outside counsel before engaging in the offer and sale of any security including any pooled vehicle and follow the rules set forth in this Code of Ethics with respect to the offer and sale of FRIC’s services and the management of any client account.

FRIC employees shall not knowingly assist another person to violate the federal securities laws.

Delivery of Code of Ethics to Each Employee

FRIC shall deliver a copy of this Code of Ethics and each amendment or amended version to each employee.

III. Safeguarding Data

Employees must safeguard material, non-public information about FRIC client transactions and adhere to FRIC’s Privacy Policy.  This includes, but is not limited to adherence to physical and technical security of data.

1.      Employees may not share access codes or passwords with other employees, contractors, or agency employees.

2.      Employees must remove client account statements from general office access at the end of each day.

3.      Employees are prohibited from electronically or otherwise transmitting client transactions to unauthorized entities.  Authorized entities include, but are not limited to:

a.     Affiliates and their designees.

b.     Brokers or Dealers with a business need.

c.     Vendors with contractual need and who have executed a non-disclosure agreement with FRIC.

IV.           Political Contributions

Employees are encouraged to remain current in local, state, and national politics.  FRIC does not prohibit employees from contributions to political parties or individual candidates.  However, FRIC does understand that there may be a conflict of interest when the firm or its employees contribute to the campaigns of our clients, their employees, or their consultants.

On a quarterly basis, employees will certify their political contributions to the Chief Compliance Officer.  Employee reporting extends to members of their household and individuals over which the employee has decision-making authority. The CFO/Controller will report for the firm.  The Chief Compliance Officer or his designee will be responsible to review the reports and maintain records per the records retention guidelines at the end of the Code.  Exhibit 4 provides an example of the political contribution certification.

V.            Policy to Prevent and Detect Insider Trading.

FRIC forbids any officer, director or employee from trading, either personally or on behalf of others, including client accounts, on material non-public information or communicating material non-public information to others in violation of law.  This conduct is frequently referred to as “insider trading.”  FRIC’s prohibition extends to any officer’s, director’s or employee’s activities within and outside his duties at FRIC.  Any questions regarding this section should be referred to the Chief Compliance Officer.

A             Definition of Inside Trading

The term “insider trading” is not defined in federal or state securities laws, but generally refers to the use of non-public material information to trade in securities (whether or not one is an insider) or to communications of material nonpublic information to others.  Because of the possibility that FRIC’s trading for its clients could impact the market in the securities being traded, for purposes of this Code, the term “insider trading” shall also include any information about the securities, including their derivatives, that FRIC is considering for purchase or sale by clients or is purchasing or selling for clients until all client transactions in the security, other than those relating from cash flows, have been completed.

While the law concerning insider trading is not static, generally the law prohibits:

(1)           trading by an insider, while in possession of material, non-public information, or

(2)           trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(3)           communicating material non-public information to others.

B.            Definition of an Insider

The concept of “Insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, an employee of FRIC is an insider with respect to information about securities FRIC is considering for purchase or sale by clients or is purchasing or selling for clients. An employee of FRIC may become a temporary insider of a company that such employee advises or for which s/he performs other services.  The company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

C.            Definition of Material Information

(1)           Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments, and with respect to FRIC client transactions, information about any securities transaction FRIC is considering client accounts or is in the middle of completing, except for transactions relating to cash flows.

(2)           Material information does not have to relate to a company’s business.  For example, the Supreme Court has considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

D.            Definition of Nonpublic Information

Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.  With respect to information about FRIC securities transactions for clients, the information is nonpublic until the transaction has been completed.

E.             Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

The penalties include:

(1)           civil injunctions;

(2)           treble damages;

(3)           jail sentences;

(4)           fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and

(5)           fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this policy can be expected to result in serious sanctions by FRIC, including dismissal of the persons involved.

If you have any questions about whether information is “material” or “non-public,” or if you are aware of circumstances that might suggest that there has been misuse of inside information, it is important to advise the Chief Compliance Officer or Andrea O’Connell at once.

F.             Procedures

The following procedures have been established to aid the employees of FRIC to avoid insider trading, and to aid in preventing and detecting insider trading.  Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures, you should contact the Chief Compliance Officer.

1.             Every time a FRIC employee communicates with an official of a public company, the FRIC employee should be sure to identify himself as being associated with FRIC, a portfolio management or investment advisory firm.

2.             Before you trade for yourself or others in the securities of a company about which you may have potential insider information, you should ask yourself the following questions:

•      Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

•      Is the information public?  To whom has this information been provided?  Has the information been published in Reuters, The Wall Street Journal, or other publications of general circulation?

3.             If, after consideration of the above, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•      Report the matter immediately to the Chief Compliance Officer.

•      Do not purchase or sell the securities on behalf of yourself or others, including any accounts managed by FRIC.

•      Do not communicate the information either inside or outside of FRIC, except to Andrea O’ Connell or the Chief Compliance Officer.

•      After Andrea O’Connell or the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

4.             No set of rules can possibly anticipate all the potential trading “conflicts of interest” between clients and an advisory firm’s employees that could be deemed to be trading on nonpublic, material information. Any situation subject to interpretation should be decided in favor of the protection of the best interests of the clients.  For instance, it would be unethical and probably unlawful to execute a personal trade in a security if the person knew or had reason to know that a substantial order in the security in question was likely to be implemented for a client in the foreseeable future, even though to execute the personal trade would be within the letter of the law.

5.             Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within FRIC, except for the Chief Compliance Officer and outside counsel.  In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

VI.           Personal Trading Policy.

The general intent of these rules is that, in any situation where the potential for a conflict exists, transactions for clients must take precedence over personal transactions.  Should any situation arise not specifically governed by these rules, this general intent shall govern the resolution of the matter.

A.            Definitions.

1.             “Employee Account” refers to an account for any of the following persons:

a)             the employee;

b)            the employee’s spouse, (with certain exceptions to the preclearance requirements approved in writing in advance by the Chief Compliance Officer;

c)             the employee’s minor child or children;

d)            any other relative of the employee or the employee’s spouse sharing the same home as the employee; and

e)             any other person whose account is managed, controlled, influenced or traded by the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities other than a FRIC client. Examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, or agent, or in any similar capacity.

f)             any other account in which the employee has a beneficial ownership interest.  The definition of beneficial ownership is as promulgated under Rule 16a-1(a)(2) of the Exchange Act, and is available from the Chief Compliance Officer. Such beneficial interest may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation.

Froley, Revy Convertible Arbitrage, LLC is not considered an “Employee Account.”

2.             The term “security” or “securities” excludes any securities issued by the U.S. government, Index funds, and any open-end mutual funds that FRIC does not manage as advisor or sub-advisor and includes not only the security that FRIC may be buying or selling for client accounts, but also related securities such as common stock, warrants, convertible bonds and preferred stock, puts or calls.

3.             “Investment Professional” means an employee serving in a portfolio management, research analyst or trading function.

B.            Procedures.

1.             Before purchasing or selling any security for an Employee Account, you must obtain written pre-clearance of the transaction from the Head Trader, Assistant Trader, the Chief Compliance Officer or the President of FRIC.  The pre-clearance is good only for the day it is given. If you are unable to complete the transaction on the day the pre-clearance is given or if you place a limit order for a transaction and the order is not completed on the day the pre-clearance is given, then you must request pre-clearance again on the next day, and so on, until you complete the transaction or determine not to engage in the transaction.

2.             Employees cannot purchase or sell for any Employee Account a security which FRIC is buying or selling for its clients or a related security, until three days after all such buying or selling is completed or canceled. Pre-clearance will not be given until three days after all client transactions have been completed.  However, if Froley, Revy has completely liquidated a position in client accounts, pre-clearance may be granted immediately.

3.             Orders for Employee Accounts may not be combined with orders for clients’ accounts in a block trade.

4.             Employees cannot purchase or sell for any Employee Account: 1) a security (or related security) that the employee knows is under active consideration for purchase or sale by FRIC, or 2) a security (or related security) that the employee intends to recommend for purchase or sale by clients.

5.             A security which the firm has purchased for and is holding for client accounts based on firm policy cannot be sold by Investment Professionals except with prior written permission of the President of FRIC or the Chief Compliance Officer. In the absence of the President and the Chief Compliance Officer, a Managing Director may approve the sale.

6.             Froley Revy Employees are prohibited from buying new issues, except in very limited circumstances, and then only with the written pre-approval of the Chief Compliance Officer or the President of FRIC.

7.             Short sales are permitted, however, any person selling short should remember that if client accounts were subsequently to buy the securities of the company sold short, the employee must wait until the clients’ transactions are completed before covering the short position.

8.             Employees are prohibited from purchasing or selling any security in a private placement unless the Chief Compliance Officer has approved the private placement transaction in writing and given a written justification for his decision including a written explanation of why the transaction is not appropriate for any client account.

9.             Employees are prohibited from selling, directly or indirectly, the shares of any open-end fund managed or sub-advised by FRIC in which he/she has any direct or indirect beneficial ownership unless the employee has owned the shares being sold for at least sixty (60) days prior to sale.

C.            Employee Reporting Requirements.

The following reports will be treated confidentially, but are subject to review by staff of the Securities and Exchange Commission as well as FRIC officers and counsel.

Transactions in securities that are direct obligations of the United States, index funds, money-market funds and open-end mutual funds not managed by FRIC or an affiliate as advisor or sub-advisor are exempted from the following reporting requirements.

1.             Initial and Annual Holdings Report. Upon employment at FRIC, and within thirty days of the end of each calendar year thereafter, each employee shall report in writing to the Chief Compliance Officer:

(a)         all securities held by Employee Accounts, including any security in which the employee has a beneficial ownership interest as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Beneficial Ownership Security”), and including any investments in mutual funds managed or sponsored by FRIC or an affiliate of FRIC including [list affiliated funds] privately held securities such as limited partnership or limited liability company interests) (if the Employee has an interest in Froley, Convertible Arbitrage Fund, LLC, the fund will be considered a Beneficial Ownership Security and the Employee must report the holdings of Froley, Convertible Arbitrage Fund, LLC in his Initial Holdings Report, Personal Securities Transactions Quarterly Report and Annual Holdings Report), and

(b)           the names of each broker, dealer and/or bank at which an Employee Account is maintained, and the title on each such account.

See Exhibit 1 for a copy of this report. New employees are also asked to disclose any outside business ventures.

2.     Personal Securities Transaction Quarterly Report. All employees shall report within fifteen (15) calendar days after the end of each quarter:

(a)           the following information about all securities transactions (purchases, sales, or other acquisitions or dispositions) that were, during the preceding quarter, effected by or on behalf of any Employee Account:

•      The date of the transaction,

•      the title, and as applicable the exchange ticker symbol or CUSIP number,

•      interest rate and maturity date, number of shares, and principal amount of each transaction;

•      The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•      The price of the security at which the transaction was effected;

•      The name of the broker, dealer or bank with or through which the transaction was effected; and

(b)           any new securities account at a bank, broker or dealer that was opened during the preceding quarter for an Employee Account.

These reports are to be made to FRIC on the form attached as Exhibit 2, which is available from the Chief Compliance Officer, and must be returned to the Chief Compliance Officer.  You do not have to make a

Transaction Quarterly Report if the Report would duplicate information contained in broker trade confirmations or account statements that you have instructed your broker-dealer or bank to submit to FRIC so long as FRIC receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Reports are required from all employees each quarter whether or not securities transactions have occurred or new securities accounts for Employee Accounts have been opened.

3.             Certification of Compliance. Upon adoption of this Code of Ethics by FRIC, and annually thereafter, each employee shall certify that: (a)he has received this Code of Ethics: (b)he has received, read and understands this Code of Ethics and recognizes he is subject thereto; (c)he has reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; (d)he has reported the names of each broker, dealer and/or bank where the employee and any Employee Account has a securities account; and (e) other than as disclosed on the initial certification, he has no knowledge of the existence of any personal conflict of interest which may involve client accounts, such as any economic relationship between his transactions and securities held or to be acquired by client accounts.  The form of certification is included as Exhibit 3 hereto.

D.            Reporting violations.

Any employee who becomes aware of any apparent violation of the Code of Ethics shall promptly report such apparent violation to the Chief Compliance Officer or the President of FRIC who will notify the Chief Compliance Officer.

E.             Review of reports and pre-clearance forms.

The Chief Compliance Officer, or his designee, shall be responsible for reviewing all preclearance forms, confirmations of transactions for all Employee Accounts, Annual Holdings Reports, Certification of Compliance forms, Personal Securities Transaction Quarterly Reports and any other documents deemed necessary to assure compliance with this Code of Ethics. The Chief Compliance Officer or his designee shall review these documents on a prompt basis.

The Chief Compliance Officer shall prepare a written report each quarter to FRIC’s President that describes any issues that arose during the previous quarter under this policy.

F.             Sanctions.

The sanctions for violation of the Code of Ethics may include any or all of the following: (1) a letter of censure, (2) a fine, (3) temporary or permanent suspension of trading for any Employee Accounts, (4) temporary suspension of employment, (5) termination of employment, (6) disgorgement of any ill-gotten profits or avoidance of losses, (7)  and/or any other sanction deemed appropriate by the Chief Compliance Officer and the President of FRIC

G.            Retention of Records.

This Code of Ethics and a copy of each report made by an employee hereunder shall be maintained by FRIC.

EXHIBIT 1

Froley, Revy Investment Co., Inc.

CODE OF ETHICS INITIAL AND ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer of Froley, Revy Investment Co., Inc.

1.     I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated 7/01/00 and revised September 24,2004.

2.     As of the date below, the following are the names of each broker, dealer and/or bank where I, or my Employee Accounts have a securities account (you may attach a list instead of completing the information on this form):

Title of Account	Broker/Dealer or Bank	Relationship to Employee

3.     As of the date below, the list below includes all securities which I, or my Employee Accounts hold (you may attach a list instead of completing the information on this form):

	Number of	Name of
Name of Security	Shares	Account Holder

Note: Do not report ownership of U.S. Government obligations, Index funds, money-market funds, and registered open-end mutual funds not managed or sub-advised by the firm or an affiliate.

4.     The following is a list of all business activities in which I am engaged other than as an employee of FRIC, a registered representative of an affiliate or as otherwise reported to FRIC pursuant to the Code of Ethics.

Name of Business	My Role

Date:

Signature:

Print Name:

EXHIBIT 2

QUARTERLY PERSONAL SECURITIES TRADING REPORT

Date:

Employee Name:

☐            I have done no personal securities trading during the months of                          through                          , and did not establish any brokerage accounts during the quarter.

☐            I have done personal securities trading during the months of                            through                          .  I have completed the summary below, or attached a similar report detailing all transactions executed.

Trade Date	Trans.	Quantity	Security Description	Price	Broker

☐    I have established the following brokerage accounts during the months of                            through                             .

Title of Account	Broker/Dealer or Bank	Relationship to Employee

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a client account such as the existence of any economic relationship between my transactions and securities held or to be acquired by Froley, Revy’s clients.

I hereby certify that this report reflects all personal securities transactions and all new securities accounts established at a broker, dealer or bank during the above-referenced quarter for me and all of my Employee Accounts.

Signature:

Reminder:

“Employee Account” refers to an account for any of the following persons:

a)             The employee;

b)            The employee’s spouse;

c)             The employee’s minor child or children;

d)            Any other relative of the employee or the employee’s spouse sharing the same home as the employee;

e)             Any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities other than a FRIC client.  Examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, agent or in any similar capacity; and

f)             Any other account in which the employee has a beneficial ownership interest.  Such beneficial interest may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation.

“Securities” includes any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, securities acquired in privately placed offerings, financial commodities, other derivative products and interests in limited partnerships, limited liability companies, except U.S. government obligations and registered open end mutual funds.

EXHIBIT 4

QUARTERLY POLITICAL CONTRIBUTION REPORT

Name:

Date:

During the Quarter Ending                           , the party named above made the following political contributions:

Date	Payable To	Amount

No contributions made were made to influence or cause business to be directed to Froley, Revy Investment Co., Inc.

Signed:

Date:

EXHIBIT 5

Froley, Revy Investment Co., Inc.

CODE OF ETHICS

Certification of Receipt and Annual Compliance with the Code of Ethics

To the Chief Compliance Officer of Froley, Revy Investment Co, Inc.

1.     I have received, read and understand the Code of Ethics dated 7/01/00 and revised 09/24/04 for Froley, Revy Investment Co., Inc. (the “Code”) and recognize that I am subject thereto as an employee of Froley, Revy Investment Co., Inc. (“Froley, Revy”).

2.     I hereby certify that, during the year ended December 31,      , I have complied with the requirements of the Code.

3.     I hereby certify that, during the year ended December 31,      , I have reported to Froley, Revy all securities transactions required to be reported pursuant to the Code.

4.     Except as noted below, I hereby certify that, during the year ended December 31,       , I have reported to Froley, Revy the names of each broker, dealer and/or bank required to be reported pursuant to the Code.

5.     Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve client accounts, such as any economic relationship between my transactions and securities held or to be acquired by client accounts.

Date:

Signature:

Print Name:

RULE 16a-1(a)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i) The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii) The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

(A) Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

(B) A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(1) The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(2) The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(2) Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(D) A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(E) A person’s interest in securities held by a trust, as specified in Rule 16a-8(b); and

(F) A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(iii) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.